Exhibit 99.1

NOTICE OF REDEMPTION

RADIAN GROUP INC.

4.500% Senior Notes due 2024

CUSIP No. 750236AU5

NOTICE IS HEREBY GIVEN, pursuant to Article VIII of the Fifth Supplemental Indenture dated as of September 26, 2017 (the “Supplemental Indenture”), which supplements the Senior Indenture dated as of March 4, 2013 (the “Base Indenture,” and the Base Indenture as supplemented by the Supplemental Indenture, the “Indenture”) between Radian Group Inc. (the “Company”) and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association (the “Trustee”), relating to the Company’s 4.500% Senior Notes due 2024 (CUSIP Number 750236AU5) (the “Notes”), that the Company will redeem all of the outstanding Notes on September 27, 2024 (the “Redemption Date”). All capitalized terms in this Notice of Redemption not otherwise defined in this Notice of Redemption have the meanings assigned to them in the Indenture.

The principal amount of the Notes outstanding is $450,000,000. The Redemption Price for the Notes will be 100% of the principal amount of the Notes. The Redemption Price is payable together with accrued and unpaid interest on the Notes.

On the Redemption Date, the Redemption Price will become due and payable upon each Note to be redeemed, and interest thereon, if any, will cease to accrue on and after the Redemption Date. Unless the Company defaults in paying the Redemption Price, the only remaining right of the Holder will be to receive payment of the Redemption Price upon presentation and surrender of the notes to the Trustee in its capacity as Paying Agent. Payment of the Redemption Price to the Holders will be made upon presentation and surrender of the Notes to the Trustee by first-class mail, certified or registered mail or courier at:

U.S. Bank Trust Company, National Association 111 Fillmore Avenue East St. Paul MN 55107 Attention: Corporate Trust Services

Radian Group Inc.

By:	U.S. Bank Trust Company, National Association, as Trustee and Paying Agent

Dated: As of July 30, 2024

The CUSIP number has been assigned to this issue by organizations not affiliated with the Company or the Trustee and is included solely for the convenience of the noteholders. Neither the Company nor the Trustee shall be responsible for the selection or use of this CUSIP number, nor is any representation made as to the correctness or accuracy of the same on the notes or as indicated in this Notice of Redemption.